P R E S S   R E L E A S E

FOR ADDITIONAL INFORMATION:
Contact Christy Coulston,
Vice President & Marketing Director
(707) 935-3200

SONOMA VALLEY BANCORP ANNOUNCES RECORD
 TOTAL ASSETS FOR THE THIRD QUARTER

SONOMA, California October 21, 2008 - Sonoma Valley Bancorp, the holding company for Sonoma Valley Bank, posted record total assets of $317 million at September 30, 2008, up 6.4% from $298 million as of September 30, 2007.  Loans reached $260 million, up 5.9% from $245 million in 2007 while deposits grew 8.0%, to $247 million, up from $229 million a year ago.  The Bank remains above well capitalized regulatory requirements with total risk-based capital standing at 11.4% up from 10.5% one year ago.

Sonoma Valley Bank President, Sean Cutting also reported holding company earnings of $2,889,989 for the nine months ended September 30, 2008, compared to the record earnings of $3,181,560 a year ago, a decline of 9.2%.  Earnings per share were $1.28 versus $1.42 during the same period in 2007. The annualized Return on Assets was 1.30% and the annualized Return on Average Equity was 12.99%. The Book Value for the stock at period end was $13.36. Net income for the third quarter of 2008 was $916,075 compared to $1,092,504 for the third quarter of 2007, a decline of 16.2%.  On a per share basis, net income for the three months ended September 30, 2008 is $.41 per share compared with $.49 per share for the same period in 2007.

Mr. Cutting stated the existing loan portfolio is performing well with less than one percent in non- performing assets at September 30, 2008. The Bank added $830,000 to the allowance for loan losses during the first nine months of 2008. This represented an increase of 47% over the same period last year, leaving the reserve at 1.58% of gross loans, well above its peer group average.

Sonoma Valley Bank was not a lender in the sub-prime mortgage market or an investor in mortgage backed securities or Fannie Mae and Freddie Mac preferred stock, however, its residential home equity lines and construction loans are not immune to problems caused by the current drop in residential property values.  Over the past 24 months, residential real estate values in the Bank’s primary lending area have experienced price erosion, thus increasing the potential risks associated with the overall loan portfolio. However, the largest percentage of the loan portfolio is secured by commercial properties which have continued to perform very well.  The Bank continues to closely monitor the performance of the loan portfolio and the adequacy of the reserve account, and is prepared to make adjustments as deemed necessary.

The remainder of 2008 through the first half of 2009 will remain a uniquely challenging environment for the financial service and banking sectors. Given the Bank’s knowledge of its local market, and plans for deploying more sophisticated internet banking technology, it is well-positioned to gain market share and provide continued long-term profitability to the holding Company.

For the fifteenth year, Findley Reports, Inc. named Sonoma Valley Bank to its list of SUPER PREMIER PERFORMING BANKS in 2007, based upon the company’s strong capital position and consistent earnings. Only 4 community banks in California have achieved this top rated status for at least 15 years.  Sonoma Valley Bank was also recognized by the Community Bankers of California as one of the top 10 “Performance All-Stars” for the first quarter of 2008 based upon Return on Assets, Return on Equity, Net Interest Margin and Efficiency Ratio for all California community banking institutions.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.